SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 1, 2005


                         Commission file number 0-14061


                             STEEL TECHNOLOGIES INC.
             (Exact name of registrant as specified in its charter)

           Kentucky                                             61-0712014
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                 15415 Shelbyville Road, Louisville, KY   40245
               (Address of principal executive offices) (Zip Code)

                                 (502) 245-2110
              (Registrant's telephone number, including area code)

                                 Not applicable
-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     |_| Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On November 1, 2005, Steel Technologies Inc. issued a press release announcing its financial results for the fourth quarter and year ended September 30, 2005. A copy of the press release is attached hereto as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of this section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.



Item 9.01  Financial Statements and Exhibits

(c)      Exhibits

         Exhibit No.                    Description of Exhibit

             99 Press release issued by Steel Technologies on November 1, 2005, regarding the financial results for the fourth quarter and year ended September 30, 2005


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEEL TECHNOLOGIES INC.
(Registrant)







  By      /s/ Joseph P. Bellino
          -----------------------------
          Joseph P. Bellino
          Chief Financial Officer





Dated November 1, 2005

                                   EXHIBIT 99


                                  NEWS RELEASE


Contact: Bradford T. Ray                    Joseph P. Bellino
         Chief Executive Officer            Chief Financial Officer
         502/245-2110                       502/245-2110


         STEEL TECHNOLOGIES REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
                                  -------------
       Fourth Quarter Net Income $ 1.5 Million or $0.12 Per Diluted Share
                                  -------------
                 Company Sales Reach $1 Billion for Fiscal 2005


LOUISVILLE, Ky. (November 1, 2005) - Steel Technologies Inc. (NASDAQ/NM: STTX) today reported record results for the fourth quarter and fiscal year ended September 30, 2005. For the three months ended September 30, 2005, sales decreased 15% to $204.4 million from a record $239.2 million for the same period a year ago. Net income for the quarter was $1.5 million or $0.12 per diluted share compared to a record $15.4 million or $1.18 per diluted share in the year-earlier period. Results for the fourth quarter of fiscal 2005 reflect the benefit of approximately $0.05 per diluted share as a result of reductions in income tax expense primarily from more favorable state income tax apportionments.

     For the fiscal year ended September 30, 2005, sales rose 27% to a record $1.0 billion from $786.9 million for the same period last year. Net income for fiscal 2005 increased to a record $37.1 million or $2.83 per diluted share as compared to $35.2 million or $3.05 per diluted share in the year earlier period, on approximately 14% more weighted average diluted shares outstanding which resulted from the Company's successful completion of a secondary stock offering of 2.9 million shares in March 2004.

     "In 2005, we achieved record sales and net income levels despite reduced demand and softer market prices in the latter half of the year," said Bradford
T. Ray, Chairman and Chief Executive Officer. "As we indicated in an earlier release, our margins were impacted by utilizing higher-cost material in a declining price environment. In addition, the July-August seasonal softness was more pronounced due to excess inventory throughout the supply chain. This trend began to reverse late in the quarter as our volume and pricing trends began to firm. During the quarter we reduced our inventories by $34 million which contributed largely to our reduction in bank debt from $67 million to $30 million."

     "Looking ahead, we anticipate an improving performance as our inventory is more in balance with current pricing trends," added Mr. Ray. "In addition, we anticipate demand and consumption to maintain better balance throughout the year. We are very confident in our growth strategies and market position moving into 2006."


                                     -MORE-

STTX Reports Year-End 2005 Results
Page 2
November 1, 2005


     "Our Mi-Tech Steel joint venture continued to experience growth during the quarter," Mr. Ray continued. "Its sales increased 11% over year-earlier levels, fueling a higher contribution to our earnings. Mi-Tech Steel achieved record performances in sales and net income in 2005 and continues to play an important role in our North American platform."

     As previously reported, in October 2005, the Company amended and extended its $135 million unsecured credit facility with its existing syndicated banking group, which may be expanded to $200 million under certain circumstances. In addition to extending the maturity of this credit facility to October 2010, the pricing has been improved to reflect the Company's favorable price performance.

     Also reported earlier last month, the Company announced it has signed a formal letter of intent to secure land as part of its plan to construct and operate a new steel processing facility in Juarez, Mexico. Start-up is scheduled for the latter half of fiscal 2006.

     "We are pleased to announce this new facility in Mexico as we continue to strengthen our leadership position in value-added steel processing in a growing Mexican market," concluded Mr. Ray.

     A live broadcast of Steel Technologies' conference call will begin at 10:00 a.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue through December 1, 2005. A link to this event will be available at the Company's website.

     Steel Technologies processes flat-rolled steel to specific thickness, width, temper, finish and shape requirements for automotive, appliance, lawn and garden, office furniture, agriculture, railcar, construction, hardware, and consumer goods. The Company has 20 facilities, including its joint-venture operations, located throughout the United States and Mexico. More information about the Company may be found on the World Wide Web at www.steeltechnologies.com.

     Statements contained in this release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company's SEC filings), which could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.


                                     -MORE-

STTX Reports Year-End 2005 Results
Page 3
November 1, 2005

                         STEEL TECHNOLOGIES INC.
                  Condensed Consolidated Balance Sheets

                                                     September 30   September 30
(In thousands)                                           2005           2004
--------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents ...................      $  30,991       $   2,273
   Trade accounts receivable, net ..............        112,033         123,546
   Inventories .................................        121,423         178,490
   Deferred income taxes .......................          2,319           2,471
   Prepaid expenses and other assets ...........          6,289           5,629
                                                      ---------       ---------
      Total current assets .....................        273,055         312,409

Property, plant and equipment, net .............        110,501         108,593

Investments in and advances to
   unconsolidated affiliates ...................         25,182          22,312

Goodwill .......................................         18,148          18,148

Other assets ...................................          2,751           1,544
                                                      ---------       ---------
                                                      $ 429,637       $ 463,006
                                                      =========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable ............................      $  59,559       $  90,859
   Accrued liabilities .........................         13,394          13,511
   Income taxes payable ........................          1,244           6,278
   Long-term debt due within one year ..........            -               -
                                                      ---------       ---------
      Total current liabilities ................         74,197         110,648

Long-term debt .................................         80,000         114,000
Deferred income taxes ..........................         16,158          18,295
Other long-term liabilities ....................          3,757           1,814
                                                      ---------       ---------
      Total liabilities ........................        174,112         244,757
                                                      ---------       ---------
Commitments and contingencies

 Shareholders' equity:
   Preferred stock .............................            -               -
   Common stock.................................         70,662          69,466
   Treasury stock...............................        (24,475)        (24,238)
   Additional paid-in capital ..................          5,494           5,170
   Retained earnings ...........................        207,882         174,025
   Accumulated other comprehensive loss ........         (4,038)         (6,174)
                                                      ---------       ---------
     Total shareholders' equity ................        255,525         218,249
                                                      ---------       ---------
                                                      $ 429,637       $ 463,006
                                                      =========       =========




                                     -MORE-

STTX Reports Year-End 2005 Results
Page 4
November 1, 2005

                             STEEL TECHNOLOGIES INC.
                   Condensed Consolidated Statements of Income

(Amounts in thousands,                 Three Months Ended    Twelve Months Ended
except per share results)                 September 30          September 30
--------------------------------------------------------------------------------
                                        2005       2004       2005       2004
                                      ------------------------------------------
Sales ................................ $204,385   $239,180 $1,001,791   $786,852
Cost of goods sold ...................  195,535    204,774    909,972    695,684
                                       --------   --------   --------  --------
      Gross profit ...................    8,850     34,406     91,819     91,168

Selling, general and
   administrative expenses ...........    7,823      9,973     37,267     34,347
Equity in net income of
   unconsolidated affiliates .........      940        919      4,937      2,852
                                       --------   --------   --------   --------
   Operating income ..................    1,967     25,352     59,489     59,673

Interest expense, net ................      944        936      4,626      4,029
Loss on disposals/writeoffs of
   property, plant and equipment .....       80         12         56         32
                                       --------   --------   --------   --------
   Income before income taxes ........      943     24,404     54,807     55,612

(Benefit) provision for income taxes .     (595)     9,035     17,728     20,406
                                       --------   --------   --------   --------
   Net income ........................ $  1,538   $ 15,369   $ 37,079   $ 35,206
                                       ========   ========   ========   ========

Diluted weighted average number of
   common shares outstanding .........   13,106     13,028     13,098     11,533
                                       ========   ========   ========   ========

Diluted earnings per common share .... $   0.12   $   1.18   $   2.83   $   3.05
                                       ========   ========   ========   ========

Basic weighted average number of
   common shares outstanding .........   12,924     12,777     12,894     11,284
                                       ========   ========   ========   ========

Basic earnings per common share ...... $   0.12   $   1.20   $   2.88   $   3.12
                                       ========   ========   ========   ========

Cash dividends per common share ...... $    -     $    -     $   0.25   $   0.20
                                       ========   ========   ========   ========



                                      -END-